HOSOI GARDEN MORTUARY, INC.

To Our Shareholders and Friends:

Best wishes for this New Year.

It is time again for the annual meeting of the shareholders of Hosoi Garden Mortuary, Inc. which will be held on Sunday, January 27, 2002, at 30 North Kukui Street (corner of Nuuanu Avenue and Kukui Street), Honolulu, Hawaii, at 11:00 a.m. Lunch will be served after the business meeting.

Your faith and trust in us in the years past have been most helpful. We look to your continued support and encouragement in our effort to reach the objectives of the Company.

Enclosed please find the following:

1. Letter to the Shareholders from Mrs. Sadako Hosoi

2. Notice of Annual Meeting of Shareholders

3. Proxy card and return envelope

4. Proxy statement

5. Annual Report

Please note that your dividend check for the fiscal year ended May 31, 2001 is being sent to you in a mailing separate from these proxy materials.

Sincerely,

CLIFFORD HOSOI

President and Chief Executive Officer

Honolulu, Hawaii

December 28, 2001

HOSOI GARDEN MORTUARY, INC.

Dear Shareholders:

Thought I'd write a short note to kindly remind you that it is time again for our annual meeting. I hope that this will find you all in the best of health.

Most importantly is that I wish to thank you all very much for the support and confidence you've given us through all the years. I'm certainly thankful and would like to express my appreciation to you all.

Briefly, we look forward to serving the community with continued care and quality and to continually commit our efforts toward maintaining and improving the excellence of our operations as well as to achieve our future objectives.

Again, thank you for your continued support.

Sincerely,

SADAKO HOSOI

Director and

Chairperson of the Board Emeritus

Honolulu, Hawaii

December 28, 2001

HOSOI GARDEN MORTUARY, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Shareholders of HOSOI GARDEN MORTUARY, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of Hosoi Garden Mortuary, Inc. (the "Company") will be held on Sunday, January 27, 2002, at 11:00 A.M. at 30 North Kukui Street, corner of Nuuanu Avenue and Kukui Street, Honolulu, Hawaii, for the following purposes:

(1) To elect three (3) directors to serve until the 2005 annual meeting of shareholders and until their successors are elected;

(2) To elect an auditor; and

(3) To vote upon other business properly before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on December 10, 2001 will be entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

ELAINE NAKAMURA

Secretary

Honolulu, Hawaii

December 28, 2001

HOSOI GARDEN MORTUARY, INC.

30 North Kukui Street

(Corner of Nuuanu Avenue and Kukui Street)

Honolulu, Hawaii 96817

December 28, 2001

PROXY STATEMENT

General Information

The accompanying proxy is solicited on behalf of the Board of Directors of Hosoi Garden Mortuary, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held at 11:00 A. M. on Sunday, January 27, 2002, at 30 North Kukui Street (corner of Nuuanu Avenue and Kukui Street), Honolulu, Hawaii 96817, and any adjournments thereof.

Attached to this proxy statement is your proxy. The Board of Directors will vote all proxies it receives which are properly signed and received in time. If you send the Board of Directors your proxy, it will be voted according to how you fill out the proxy. However, if you send your proxy to the Board, but do not tell the Board how to vote by filling out the proxy, the Board will vote your proxy according to its recommendations explained in this proxy statement.

The Board is seeking to have the proxy, proxy statement, annual report and other materials sent to the shareholders between December 28, 2001 and January 9, 2002.

Revocability of Proxy

You may revoke your proxy any time before the proxy is voted. You can revoke your proxy only if you inform the secretary of the Company in writing, as provided in the Company's by-laws. You can also change your proxy by sending another proxy of later date to the Board.

Your attendance at the Annual Meeting in person will not revoke the proxy you give to the Board. But if you attend the Annual Meeting in person, you still may revoke any proxy you have given and you may vote your shares in person.

Shareholders Who May Vote

Only shareholders of record at the close of business on December 10, 2001, may vote at the Annual Meeting. On December 10, 2001, there were 1,633,516 shares outstanding, with each share entitled to one vote. A quorum consists of the holders of a majority of the outstanding shares, present either in person or by proxy. There are 553,624 shares in the treasury which are not included in calculating such number and shall not be voted.

Cumulative Voting

Cumulative voting is governed by Hawaii Revised Statutes Section 414-149. If a request for cumulative voting is delivered in writing to an officer of the Company not less than forty-eight (48) hours prior to the time set for the Annual Meeting of Shareholders, cumulative voting will be used for the election of directors. If cumulative voting is used, each shareholder shall be entitled to as many votes as shall equal the number of his shares multiplied by the number of directors to be elected. He may cast all of such votes for a single director or may distribute them among any two or more of the number to be elected as he may see fit. If no request for cumulative voting is received, each shareholder will be entitled to one vote per share for each position on the Board of Directors.

Persons Making the Solicitation and Cost

The accompanying proxy is solicited by mail on behalf of the Board of Directors of the Company. The Company will pay the cost of solicitation of proxies. Following the mailing of proxy soliciting material, officers, employees and directors of the Company may, without additional expense, solicit proxies by appropriate means, including by mail, telephone, fax or personal interview.

Securities Market and Dividends

The common shares of the Company are neither traded nor listed on an exchange and has no established public trading market. The records of the Company indicate that very few shares are transferred. During the fiscal year ended May 31, 2001, the Company redeemed 10,880 shares at $4.25 per share, and 11,925 shares at $4.00 per share, some of which were acquired as payment for funeral expenses incurred by the shareholders.

Effective November 1, 2001, the Board of Directors authorized the redemption of shares (for either cash or services) at $3.50 per share.

There were 1,586 record holders of common shares as of December 10, 2001.

A cash dividend has been declared and paid once a year since 1969. The dividend declared in October, 2001 was $.035 per share and in October, 2000 was $.045 per share.

UPON REQUEST THE COMPANY WILL SEND TO YOU AT NO CHARGE A COPY OF FORM 10-KSB, THE ANNUAL REPORT INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENTS SCHEDULES FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE MOST RECENT FISCAL YEAR. TO REQUEST A COPY, YOU MUST WRITE TO:

MRS. ELAINE NAKAMURA, SECRETARY

HOSOI GARDEN MORTUARY, INC.

30 NORTH KUKUI STREET

HONOLULU, HAWAII 96817

Solicited Proxies Will Be Voted on the Following Matters

The Board of Directors intends to vote solicited proxies on the following matters:

I. To elect three (3) directors to serve until the 2005 annual meeting of shareholders and until their successors are elected;

II. To elect an auditor; and

III. To vote upon other business properly before the meeting or any adjournment thereof.

I. To elect three (3) directors to serve until the 2005 annual meeting of shareholders and until their successors are elected.

The Company has a total of nine (9) directors constituting the entire Board of Directors, divided into three (3) classes of three (3) directors each. The Company's Articles of Association provide for each class of directors to be elected for three-year terms on a staggered basis. At the 2002 annual meeting of the shareholders, three directors will be elected to serve until the 2005 annual meeting of the shareholders and until their respective successors are elected.

The Board of Directors' three nominees for directors are Sadako Hosoi, Berton T. Kato and Anne T. Tamori. All three of these nominees are currently directors of the Company. Each nominee has consented to serve as a director, if elected.

Proxies in the accompanying form will (unless a contrary direction is indicated therein) be voted to elect the foregoing nominees (who have been nominated by the present Board of Directors) as directors to serve, subject to the Articles of Association and By-Laws of the Company. If any of the nominees listed is not available for election at the Annual Meeting (a contingency which the management of the Company does not now foresee), it is the intention of the Board of Directors to recommend the election of such other persons as may be necessary to fill such vacancies. Proxies in the accompanying form will be voted for the election of such other persons unless authority to vote such proxies in the election of directors has been withheld.

II. To elect an auditor.

The Board of Directors recommends the election of Grant Thornton LLP, a firm of certified public accountants, as auditor for the year commencing June 1, 2001. . A representative of Grant Thornton LLP will be present at the Annual Meeting, will make a statement if the shareholders desire and will respond to any appropriate questions raised at the meeting.

With respect to the election of the Auditor, each shareholder is entitled to one vote for each share.

III. To vote upon other business properly before the meeting.

Management does not intend to bring any matters before the meeting other than the election of directors, election of auditor, and presentation of President's Report with the financial statements for the fiscal year ended May 31, 2001. Management does not have any information that other matters will be brought before the meeting, or any adjournment or adjournments thereof. If other matters are introduced, it is the intention of the persons named in the enclosed form of proxy to vote said proxy in accordance with their judgment.

Information on Stock Ownership of Principal Shareholders, Directors and Executive Officers

A. Principal Shareholders

The Herman S. Hosoi Trust, whose trustees are Sadako Hosoi and Julie S. Shimonishi, and the Hosoi Family Limited Partnership, whose general partner is the Hosoi Family Voting Trust, by its trustee Julie S. Shimonishi, are the only persons who own of record or are known to the Company to own beneficially more than five percent of the common shares of the Company as of May 31, 2001. Certain information about the holders is set forth below.

Title of Class	Name and Address of Beneficial Owner	Nature of Beneficial Ownership	No. of Shares	Percent of Class
Common	Julie S. Shimonishi 30 N. Kukui Street Honolulu, HI 96817	Shared as co-trustee of the Herman S. Hosoi Trust	158,250	9.60%
Common	Julie S. Shimonishi 30 N. Kukui Street Honolulu, HI 96817	General Partner of the Hosoi Family Limited Partnership, as Trustee of the Hosoi Family Voting Trust	160,250	9.72%
Common	Julie S. Shimonishi 30 N. Kukui Street Honolulu, HI 96817	Custodian for Chad Shimonishi and Lane Shimonishi under HUGMA	8,000	0.49%
Common	Julie S. Shimonishi 30 N. Kukui Street Honolulu, HI 96817	Direct	52,534	3.19%
Common	Julie S. Shimonishi 30 N. Kukui Street Honolulu, HI 96817	Total	379,034	22.98%
Common	Sadako Hosoi 30 N. Kukui Street Honolulu, HI 96817	Shared as co-trustee of the Herman S. Hosoi Trust	158,250	9.60%
Common	Sadako Hosoi 30 N. Kukui Street Honolulu, HI 96817	Settlor of the Hosoi Family Voting Trust and limited partner of the Hosoi Family Limited Partnership	160,250	9.72%
Common	Sadako Hosoi 30 N. Kukui Street Honolulu, HI 96817	Total	318,500	19.31%
Common	Herman S. Hosoi Trust Sadako Hosoi and Julie S. Shimonishi, Trustees 30 N. Kukui Street Honolulu, HI 96817	Direct	158,250	9.60%
Common	Hosoi Family Limited Partnership (1) 30 N. Kukui Street Honolulu, HI 96817	Direct	160,250	9.72%

(1) The Sadako Hosoi Trust, by its trustees Sadako Hosoi and Julie S. Shimonishi, transferred 160,250 shares of the Company to the Hosoi Family Limited Partnership, whose general partner is the Hosoi Family Voting Trust, by its trustee Julie S. Shimonishi, and whose limited partner is Sadako Hosoi. Julie S. Shimonishi, as trustee, exercises voting and investment powers over those shares pursuant to the Hosoi Family Voting Trust Agreement dated December 30, 1994, between Sadako Hosoi, as settlor, and Julie S. Shimonishi, as trustee.

B. Directors and Executive Officers

Certain information with respect to the holdings of common shares of the directors and executive officers of the Company as of May 31, 2001, is set forth in the table below.

Title of Class	Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Julie S. Shimonishi	379,034 (2)	22.98%
Common	Sadako Hosoi	318,500 (3)	19.31%
Common	Clifford Hosoi	52,532 (4)	3.19%
Common	Anne T. Tamori	56,534 (5)	3.43%
Common	All directors and officers as a group (12 persons) (6)	488,100	29.60%

(1) The address of each person is 30 N. Kukui Street, Honolulu, Hawaii 96817.

(2) Includes:

52,534 shares (3.19%)	as to which Ms. Shimonishi exercises sole voting and investment powers;
8,000 shares (0.49%)	as to which Ms. Shimonishi exercises sole voting and investment powers as Custodian for Chad Shimonishi and Lane Shimonishi under HUGMA;
158,250 shares (9.60%)	as to which Ms. Shimonishi and Sadako Hosoi share voting and investment powers as trustees of the Herman S. Hosoi Trust; and
160,250 shares (9.72%)	as to which Ms. Shimonishi, as trustee of the Hosoi Family Voting Trust, has voting and investment powers over the shares owned by the Hosoi Family Limited Partnership.

(3) Voting and investment powers over 158,250 shares of the Company are shared by Sadako Hosoi and Julie S. Shimonishi, as Trustees of the Herman S. Hosoi Trust, which owns 158,250 shares of the Company. Voting and investment power over 160,250 shares of the Company are exercised by Julie S. Shimonishi, as trustee under the Hosoi Family Voting Trust. See the preceding table for more information about the Hosoi Family Limited Partnership and the Hosoi Family Voting Trust.

(4) Voting and investment powers exercised solely.

(5) Includes:

52,534 shares (3.19%)	as to which Ms. Tamori exercises sole voting and investment powers;
4,000 shares (0.24%)	as to which Ms. Tamori exercises sole voting and investment powers for Ryan Tamori under HUGMA;

(6) Rene Mansho, Ricky C. Manayan, Berton T. Kato, Robert Kuwahara and Glenn Suetsugu, who are currently serving as directors, and Elaine Nakamura and David Fujishige, who are currently serving as officers, do not own any shares of the Company.

Information on Directors and Executive Officers of the Company

The Board of Directors is comprised of nine members who serve staggered three-year terms. One-third of the directors will be elected each year for a three-year term. Directors hold office for the duration of their terms and thereafter until their successors are elected. The executive officers serve at the pleasure of the Board of Directors.

The Board of Directors of the Company has no audit or compensation committees or committees performing similar functions.

A. The following table sets forth the directors' and executive officers' names, ages, position and year of appointment or election, relationship, and business experience.

Directors and Executive Officers of the Company

NOMINEES FOR ELECTION AS DIRECTORS - TERMS TO EXPIRE IN 2002
Name	Age	Office	Business Experience and Family Relationship
Sadako Hosoi	83	Director (since 1957)	Widow of Herman Hosoi, founder of the Company; in the past, served as Treasurer and Chairperson of the Board of the Company; Director of Garden Life Plan, Ltd.; mother of Julie Shimonishi, Director, Clifford Hosoi, Director and President, and Anne Tamori, Director and Vice President
Berton T. Kato	52	Director (since 1996)	Attorney (admitted to the Bar of the State of Hawaii in 1973); Director Garden Life Plan, Ltd.
Anne T. Tamori	53	Director (since 1994); Vice President (since 1994)	Employed by the Company since 1978; Vice President since 1994; daughter of Sadako Hosoi, Director; sister of Clifford Hosoi, Director and President, and Julie S. Shimonishi, Director

DIRECTORS WHOSE TERMS EXPIRE IN 2004
Name	Age	Office	Business Experience and Family Relationship
Rene Mansho	51	Director (since 1993); Chairperson of the Board (since 1994)	City Council member, City and County of Honolulu, Hawaii (since 1988); School teacher, Vice-Principal and Administrator, Department of Education, State of Hawaii (1971-1988); other organizations include Hawaii State Association of Counties, Mililani Hongwanji, Mililani YMCA, Honolulu Japanese Chamber of Commerce, Goodwill Industries, Great Aloha Run, Salvation Army, Wahiawa Lions, Muscular Dystrophy Association of Hawaii
Clifford Hosoi	51	Director (since 1989); President and Chief Executive Officer (since 1994)	Licensed embalmer since 1979; Funeral Director since 1985; Vice President of the Company from 1989 - 1994; Director Garden Life Plan, Ltd.; son of Sadako Hosoi, Director, brother of Julie S. Shimonishi, Director, and Anne Tamori, Director and Vice President
Ricky C. Manayan	41	Director (since 1995)	Manager - Prepaid Card Programs, GTE Hawaiian Tel; President of Rick Manayan Associates; President of East-West Real Estate Co., Inc.; President of Transpacific Empire, Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2003
Name	Age	Office	Business Experience and Family Relationship
Julie S. Shimonishi	54	Director (since 1979)	School teacher, Department of Education, State of Hawaii since 1970; daughter of Sadako Hosoi, Director; sister of Clifford Hosoi, Director and President, and sister of Anne Tamori, Director and Vice President
Robert K. Kuwahara	53	Director (since 1995)	Certified Public Accountant since 1975; actively involved in human services organizations such as the YMCA
Glenn Suetsugu	51	Director (since 1999)	Real estate appraiser; real property sales and management; volunteer work for the Boy Scouts of America

OTHER EXECUTIVE OFFICERS
Name	Age	Office	Business Experience and Family Relationship
David Fujishige	52	Vice President (since 1994)	Employed by the Company since 1989; Funeral Director since 1991; Food Production Supervisor, Rehabilitation Hospital of the Pacific (1980-1991)
Elaine Nakamura	62	Secretary (since 1972)	Employed by the Company since 1963

(1) None of the current directors of the Company is a director of an investment company registered under the Securities Exchange Act of 1934. All officers serve at the pleasure of the Board of Directors.

B. Shareholders, Board, Committees - fiscal year ended May 31, 2001.

The shareholders of the Company last met on January 21, 2001. 1,037,881 shares representing 62.42% of shares issued and outstanding were present in person or by proxy. All members of the Board of Directors were elected by holders of at least 61.60% of the shares outstanding.

A nominating committee was formed with Sadako Hosoi, Julie Shimonishi, Berton Kato and Anne Tamori as members at the October 18, 2001 Board meeting to designate nominees for election at the annual meeting. Shareholders may suggest nominees by contacting Sadako Hosoi, Julie Shimonishi, Berton Kato and Anne Tamori at the Company's address. No specific format or information is required to nominate a person as a director. Nominations must be received by the close of nominations during the course of the Annual Meeting on January 27, 2002, to be acted upon at that Annual Meeting.

The Company's Board of Directors established a Finance Committee which was tasked with the responsibility to oversee and monitor management's and the independent auditor's participation in the financial reporting process. The members of the Finance Committee are Robert Kuwahara (Chairperson), Ricky Manayan and Glenn Suetsugu. The Finance Committee reviewed the preliminary financial statements of the Company for the fiscal year ended May 31, 2001, and discussed with management and the independent auditor the status of the financial audit of Garden Life Plan, Ltd. (a significant subsidiary of the Company) for fiscal years ending May 31, 2001 and 2000, and its impact on the financial statements of the Company. See page 6 of the attached Annual Report for further discussion on the financial audit of Garden Life Plan, Ltd. Upon the completion of the audit of Garden Life Plan, Ltd.'s financial statements, the Finance Committee will review the Company's restated financial statements and complete its report to the Board of Directors. The Finance Committee's report will be attached to and filed with the amended Annual Report (Form 10-KSB\A).

Compensation of Directors and Executive Officers

The following sets forth the information, on an accrual basis, with respect to the compensation of the chief executive officer of the Company for the three fiscal years ended May 31, 2001.

Name and Position	Year ended May 31	Salary	All Other Compensation
Clifford Hosoi President / Chief Executive Officer	1999 2000 2001	$52,961 $64,788 (2) $71,477	$8,098 (1) $8,987 (3) $8,303 (4)

(1) Amount shown includes $2,355 contributed to the Company's Money Purchase Pension Plan, $3,668 contributed to the Company's Profit Sharing Plan and $2,075 fees paid as a director.

(2) Amount shown includes retroactive pay of $7,292.

(3) Amount shown includes $3,239 contributed to the Company's Money Purchase Pension Plan, $4,248 contributed to the Company's Profit Sharing Plan and $1,500 fees paid as a director.

(4) Amount shown includes $3,209 contributed to the Company's Money Purchase Pension Plan, $3,944 contributed to the Company's Profit Sharing Plan and $1,150 fees paid as a director.

The total annual salary and bonus for any other executive officer does not exceed $100,000.

The standard fees paid to directors are $100 for each Board of Directors meeting attended and $25 for each committee meeting attended.

Compensation Pursuant to Plans

(a) Profit-Sharing Plan. The Company has established a profit-sharing plan for the Company's employees. Every employee, who has completed one year of service with the Company, becomes eligible to participate in the profit-sharing plan. An employee who has completed 1,000 hours of service commencing from the date of employment or an anniversary date is considered to have one year of service.

The Company's contribution to the profit-sharing plan is discretionary and may be up to 15% of the participant's eligible compensation. The Company's total contributions shall not exceed the amount allowable by income tax regulations. The amounts charged against income for the profit-sharing plan in 2001 and 2000 was $40,000 in each year. The Company's allocation of contributions among eligible members is based on their respective compensation and is allocated proportionately.

The investment decision for the profit-sharing plan is formulated by a registered investment advisor through Pacific Century Trust

(b) Money Purchase Pension Plan. The Company has established a money purchase pension plan, which became effective as of June 1, 1990, for the Company's employees. Every employee, who has completed one year of service with the Company, becomes eligible to participate in the money purchase plan. An employee who has completed 1,000 hours of service commencing from the date of employment or an anniversary date is considered to have one year of service.

The Company is required to contribute 5% of each participant's eligible compensation to the money purchase plan. The Company's total contributions cannot exceed the amount allowable by income tax regulations. The amounts charged against income for the money purchase pension plan in 2001 and 2000 were $32,548 and $33,845, respectively.

The investment decision for the money purchase plan is formulated by a registered investment advisor through Smith Barney, Inc.

Transaction with Directors and Officers

The Company operates its business at 30 North Kukui Street, Honolulu, Hawaii, 96817, on the northwest corner of Nuuanu Avenue and Kukui Street in Honolulu Hawaii. The business site consists of 92,773 square feet, of which the Company owns a 78/104th interest. The Herman S. Hosoi Trust owns a 13.65/104th interest and the Hosoi-Tamori-Shimonishi Trust owns the remaining 12.35/104th interest. The trustees and beneficiaries of both trusts include directors, officers and shareholders of the Company.

The portion owned by the Company is owned in fee simple. The Company leases the portion owned by the Herman S. Hosoi Trust and Hosoi-Tamori-Shimonishi Trust ("Trusts") under a fifteen-year lease that expires on October 31, 2014. The lease provides for an annual base rent of $112,200 for the period from November 1, 1999 to October 31, 2004, and annual base rent of $132,000 for the period from November 1, 2004 to October 31, 2009. Additionally, the lease provides for the payment of percentage rent on the Company's annual gross revenues. The Company is also responsible for the payment of real property taxes on the portion of the land owned by the Trusts. Total rental expense was $134,601 and $216,776 in fiscal years 2001 and 2000, respectively.

Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file, on forms 3, 4 and 5, reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. No such reports were required to be filed for 2001 and 2000.

Action With Respect to Reports

Minutes of the last annual meeting of the shareholders held on January 21, 2001, will be read and the shareholders will be requested to approve or disapprove the minutes. Approval or disapproval of the minutes will not constitute approval or disapproval of the matters referred to in such reports or minutes.

The President will give a report at the meeting. All records of the Company, including the minutes of the meetings of the Board of Directors and the shareholders held during the preceding year are available for review by the shareholders at the office of the Company.

Vote Required for Approval

A majority vote of shareholders present, in person or by proxy, shall be required in matters other than the election of directors.

Annual Report to Shareholders

The annual report to shareholders, consisting of the President's and Chief Executive Officer's letter and the comparative financial statements for the years ended May 31, 2001 and May 31, 2000, is included with this Proxy Statement.

Return of Proxy

If you do not plan to attend the Annual Meeting in person, we urge you to execute the proxy and return it promptly in the enclosed business reply envelope.

Shareholder Proposals

Proposals of shareholders intended to be presented at the annual meeting of the Company in January 2003 must be received by the Company on or before September 15, 2002.

BY ORDER OF THE BOARD OF DIRECTORS

ELAINE NAKAMURA

Secretary

December 28, 2001

WHETHER YOU PLAN TO ATTEND OR NOT, YOU ARE URGED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY. A PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

ANNUAL REPORT

HOSOI GARDEN MORTUARY, INC.

Description of Business

Hosoi Garden Mortuary, Inc. (the "Company") was incorporated in 1957 under the laws of the State of Hawaii as the successor to a business founded in 1900. Professional funeral services are the principal services rendered by the Company. The Company is engaged in the funeral and mortuary business, including the sale of pre-need funeral services contracts. During the fiscal years ended May 31, 2001 and 2000, funeral services accounted for 82.9 and 78.9%, respectively, of revenues. The Company owns 50% of Garden Life Plan, Ltd. ("Garden Life") which sells pre-need funeral service contracts for which the Company acts as the sole servicing mortuary.

The Company operates a mortuary business in Honolulu, Hawaii. The Company offers funeral services to all persons in Hawaii. Although the Company, historically, has served principally persons of Japanese ancestry who follow a particular and special order of worship in accordance with their religious beliefs, the Company continues to develop markets involving other ethnic groups and religious beliefs. In addition to handling funeral services for residents of Honolulu, the Company conducts services for residents of other counties in Hawaii and prepares remains for shipment to or receives them from other counties in Hawaii, other states in the United States and foreign countries.

On July 7, 1998, the Company entered into an agreement with Woolsey Funeral & Cemetery Services, Inc. to form Woolsey-Hosoi Mortuary Services, LLC, a limited liability company under the laws of the State of Hawaii. It is expected that the LLC will conduct funeral services to persons other than those of Japanese ancestry. Funeral services arranged by the LLC will generally be conducted at churches and other locations other than on the Company's premises.

Thirty-two (32) persons were employed by the Company for the fiscal year ended May 31, 2001. Seventeen (17) persons were employed full-time and fifteen (15) persons were employed part-time.

Directors and Executive Officers

The Company has a total of nine (9) directors constituting the entire Board of Directors, divided into three (3) classes of three (3) directors each. The Company's Articles of Association provide for each class of directors to be elected for three-year terms on a staggered basis.

Directors hold office for the duration of their terms and thereafter until their successors are elected. The executive officers serve at the pleasure of the Board of

Directors. The names, positions and offices, terms of office, and business experience of the directors and executive officers of the Company during the past five years are set forth below. See the table on pages 8 and 9 of the Proxy Statement for more information about the directors and executive officers of the Company.

Directors Whose Terms Expire in 2002

Sadako Hosoi is the widow of Herman S. Hosoi, founder of the Company. She has been a director of the Company since 1957 and is the Chairperson of the Board Emeritus. In the past, she has served as chairperson of the Company and treasurer. She serves as a director of Garden Life Plan, Ltd. She is the mother of Julie S. Shimonishi, director, Clifford Hosoi, director and president of the Company, and Anne T. Tamori, director and vice president of the Company.

Berton T. Kato is an attorney licensed in the State of Hawaii and has his own law practice. He also serves as a director of Garden Life Plan, Ltd.

Anne T. Tamori has been employed by the Company since 1978. She has been a vice president and director of the Company since 1994. She has served as an associate secretary of the Company. She is a daughter of Sadako Hosoi, director, and a sister of Clifford Hosoi, director and president of the Company, and Julie S. Shimonishi, director.

Directors Whose Terms Expire in 2004

Clifford Hosoi has been a director of the Company since 1989. He was a vice president from 1989 until his appointment as president and chief executive officer of the Company as of January 1, 1994. He has been a licensed embalmer since 1979. He has been a Funeral Director for the Company since 1985. He serves as a director of Garden Life Plan, Ltd. He is the son of Sadako Hosoi, director, and a brother of Julie S. Shimonishi, director, and Anne T. Tamori, director and vice-president of the Company.

Rene Mansho is an elected member of the City Council of the City and County of Honolulu and has served on the City Council since 1988. She has been a director of the Company since 1993. She presently serves as chairperson of the Board of Directors and was elected to that position in 1994. She has been a school teacher, Vice-Principal and Administrator with the Department of Education of the State of Hawaii between 1971 through 1988. Other organizations with which she is involved include the Hawaii State Association of Counties, the Mililani Hongwanji, Mililani YMCA, Honolulu Japanese Chamber of Commerce, Goodwill Industries, Great Aloha Run, Salvation Army, Wahiawa Lions, Muscular Dystrophy Association of Hawaii.

Ricky C. Manayan is currently a Manager - Prepaid Card Programs with GTE Hawaiian Tel. He has been a director of the Company since 1995. His other business affiliations include Rick Manayan & Associates. He is President of East-West Real Estate Co., Inc., Ricky Manayan Associates and Transpacific Empire, Inc.

Directors Whose Terms Expire in 2003

Julie S. Shimonishi is a school teacher and has been employed by the Department of Education, State of Hawaii, since 1970. She has been a director since 1979. She is a daughter of Sadako Hosoi, director, and a sister of Clifford Hosoi, director and president of the Company, and Anne T. Tamori, director and vice-president of the Company.

Robert Kuwahara is a Certified Public Accountant and has his own CPA practice. He has been a director of the Company since 1995. He is actively involved in human services organizations such as the YMCA.

Glenn Sutetsugu is a real estate appraiser who is also engaged in real property sales and management.

Other Executive Officers are as Follows:

David Fujishige has been employed by the Company since 1989. He has been a funeral director since 1991. He has been a vice president of the Company since 1994. Prior to joining the Company, he was a food production supervisor at Rehabilitation Hospital of the Pacific.

Elaine Nakamura has been employed by the Company since 1963. She is the secretary of the Company.

Market for Common Stock and Related Shareholder Matters

The common shares of the Company are neither traded nor listed on an exchange and has no established public trading market. During the fiscal year ended May 31, 2001, the Company redeemed 10,880 shares at a redemption price of $4.25 per share, and 11,925 shares at the redemption price of $4.00 per share.

There were 1,557 record holders of common stock as of May 31, 2001.

A cash dividend has been declared and paid once a year since 1969. The dividend for the year ended May 31, 2001, which was declared on October 18, 2001, was $.035 per share. Dividends for the year ended May 31, 2001 are payable to shareholders in January 2002. The dividend for the year ended May 31, 2000, which was declared on October 19, 2000, was $.045 per share.

Management's Discussion and Analysis of Financial

Condition and Results of Operations

The following table sets forth items from Hosoi Garden Mortuary, Inc.'s statement of income as percentages of net revenues:

Years Ended May 31,
2001	2000
Total revenues	100.0%	100.0%
Cost of revenues	68.7%	71.2%
Gross profit	31.3%	28.8%
Selling, general and administrative expenses	30.6%	27.7%
Operating income	.7%	1.1%
Other income (expenses)	9.0%	6.9%
Income before income taxes	9.7%	8.0%
Provision for income taxes	3.2%	2.4%
Income before equity in earnings of Garden Life Plan, Ltd. (GLP)	6.5%	5.6%
Equity in earnings of GLP, net	3.5%	-0.8%
Net income	10.0%	4.8%

Results of Operations

Total Revenues

The Company's revenues decreased by $123,283 in 2001 over 2000. The decrease of 4.5% is principally attributable to an overall decrease in the total number of services performed from 1,109 in 2000 to 1,067 in 2001, which is a decrease of 3.8%. In addition the number of pre-need funeral services which generate a lower average price, increased from 451 in 2000 to 459 in 2001, which is an increase of 1.8%

Pre-need funeral services accounted for 43.0% of total revenues in 2001 and 40.1% in 2000. The Company expects that the total number of pre-need funeral services will account for between 45% to 50% of total services within the next five years. The Company expects to mitigate the reduction in revenues from this expected increase in pre-need funeral services by a combination of marketing additional merchandise sales to its pre-need customers and marketing its at-need services to ethnic groups which currently comprise a minor part of its at-need services revenues. In addition, the Company expects to construct its own crematory to reduce the cost of its cremation services which is currently provided by an outside crematory.

The continued affiliation with Woolsey Funeral & Cemetery Services, Inc., described in ITEM 1. Description of Business, is a revenue source from a segment of the community which was not previously served by the Company. This affiliation with Woolsey is expected to provide an additional revenue source from an ethnic group (Polynesian) which currently contributes only a minor part of the Company's revenues.

The Company's operating expenses increased in 2001 over 2000 as a result of increases in professional services and advertising expenses, which were partially offset by decreases in lease rent and real property tax expenses. The Company's operating expenses is expected to increase as a result of the Company's continued plans for the upgrade of its facilities and personnel as follows:

1. Upgrade and train professional staff to meet the current market demands and changing the nature of customer preferences. The current trend indicates that families are having smaller services with lower priced merchandise.

2. Upgrade the facilities to provide the capacity to provide multi-cultural services and to service the expected increase in pre-need funeral services.

3. Establishment of a pre-need authority or purchase the 50% share of the Company's partner in Garden Life Plan, Ltd.

4. Construction of an on-site crematory.

Operating results for fiscal 2002 will be adversely affected if revenues do not increase in relation to the increase in operating expenses. The expected increase in the number of pre-need funeral services will limit the growth of revenues if the Company's facilities and personnel are not upgraded to enable it to increase the capacity of its facilities. The upgrade of the Company's facilities and personnel is expected to mitigate the effects of the increase in pre-need funeral services.

Gross Profit

Gross profit increased from $783,954 in 2000 to $814,003 in 2001 as a result of an increase in the profit margin from 28.8% in 2000 to 31.3% in 2001. The 2.5% increase in the gross profit margin is attributable to a decrease in lease rent and real property tax expenses.

Selling, General and Administrative Expenses

Selling, general, and administrative (SG&A) expenses increased from $755,008 in 2000 to $795,220 in 2001. As a percent of revenues SG&A expenses were 27.7% and 30.6% in 2000 and 2001, respectively. The increase is primarily attributable to increases in professional services and advertising expenses.

It is expected that professional services and advertising expenses will increase in the short term as the Company attempts to market its services to customers from ethnic groups not currently served and seeks legal and accounting services relating to issues concerning expansion of its facilities and establishment of its own pre-need authority or the purchase of the 50% share of Garden Life Plan, Ltd. which is currently owned by Hawaii Memorial Park Cemetery.

Equity (deficit) in Garden Life Plan, Ltd.

Earnings (loss) of the Company's 50% owned subsidiary, Garden Life Plan, Ltd. (GLP) whose earnings are accounted for on the equity method of accounting were $94,340 in 2001 and a loss of $24,325 in 2000. GLP's earnings in 2001 of $91,340, represents 35.0% of the Company's net income.

As a result of the change in the revenue recognition policies a retroactive adjustment was made to the retained earnings of GLP which resulted in a deficit in its retained earnings. The deficit in equity in Garden Life Plan, Ltd., in the Company's balance sheet of $559,204 in 2001 is a result of the change in GLP's revenue recognition policies.

The change in GLP's revenue recognition policies has and will result in lower reported annual earnings by GLP as compared to earnings reported before this change in accounting for revenues.

Income Taxes

The Company's effective income tax rate was 32.6% in 2001 and 30.3% in 2000.

Liquidity and Capital Resources

Total working capital was $1,930,453 at May 31, 2001 and $1,954,141 at May 31, 2000. Working capital ratio was 4.9:1 at May 31, 2001 and 5.5:1 at May 31, 2000. The decrease in the working capital and working capital ratio was a result of increases in accounts payable and accrued liabilities relative to the increase in total current assets.

Securities available-for-sale increased to $928,668 in 2001 from $891,482 in 2000 as a result of an increase in the market value of the Company's investments.

Securities Held-to-Maturity increased to $888,846 in 2001 from $876,950 in 2000 as a result of the reinvestment of earnings.

At the end of 2001, the Company did not have any long-term debt. The Company expects that cash flows from operations, its cash reserves and earnings on its investments will be adequate to meet the Company's cash requirements in the foreseeable future.

Dividends paid were $74,826 in 2001 and $101,024 in 2000, which represents dividends of $.045 and $.06 per share in 2001 and 2000, respectively. The decrease of $26,198 in the total dividends in 2001 over 2000 is a result of the decrease in the shares outstanding as a result of the repurchase of shares by the Company and the reduction in the per share dividend paid.

Cash outflows for the acquisition of the Company's shares were $95,640 in 2001 and $64,834 in 2000. The Company expects that future acquisitions will be in the range of $75,000 to $100,000 per year.

Year 2000

The following summarizes the Company's Year 2000 disclosure statement pursuant to the Year 2000 Readiness and Disclosure Act.

State of Readiness

The Company did not have a formal Year 2000 readiness program, however, the Company's Treasurer was assigned the task of the assessment of the Company's exposure to the Y2K problem, the implementation of any required remediation and the testing and validation of its remediation efforts.

The Company's Year 2000 project focused on two areas: (1) information technology (IT) systems, such as application software and PC's; and (2) suppliers.

The Company identified application software and PC's which needed to be replaced and have upgraded its PC systems and have replaced application software which were not Year 2000 compliant.

As expected the Company remediation, validation and testing efforts were completed by the end of 1999.

Risk/Contingency Plans

Prior to the Year 2000 date change, the Company believed that the most likely worst-case scenarios would have involved the interruption of crucial suppliers as a result of infrastructure failures or third party vendor failures. To date, no such interruptions or failures have occurred. The Company currently believes that the likelihood of the occurrence of such events due to the Year 2000 date change is low.

Cost

Total cost of the Year 2000 readiness program were not material to the Company's financial condition or results of operations. Cost associated with the Company's efforts around Year 2000 issues were expensed as incurred, unless they related to the purchase of hardware and software, in which case they were capitalized.